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                                                                    Exhibit 10.8

                         OPTION TO PURCHASE REAL ESTATE

     This AGREEMENT is hereby entered into this 7th. day of January, 2005, by and between JOHN R. RYAN, of 1370 Moody Road, Jackson, Nebraska (hereinafter referred to as "Owner(s)") and SIOUXLAND ETHANOL, LLC, (hereinafter referred to as "Optionee").

     WHEREAS, Owner(s) are the lawful owners of certain property best described as outlined in an aerial photo attachment, such land is located in the Southeast Quarter of Sec. 27 Twp. 29N, Range 7 East of the 6th P.M., Dakota County, Nebraska; and, said parcel of land is located southwest of U.S. Hwy. 20 and adjacent to, and just north of, Knox Ave., which parcel of farmland when surveyed for actual legal description at Optionee's expense is expected to be approximately 8 acres more or less:

                                (SEE ATTACHMENT)

     hereinafter referred to as the "Subject Property"; and

     WHEREAS, Optionee desires the right to obtain title to the Subject Property, at prices and under terms and conditions hereinafter provided, for the purpose of industrial or commercial expansion and development,

     NOW THEREFORE, in consideration for the sum of an option fee of $1,000.00 in hand paid, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITION OF TERMS AND DESCRIPTION OF PROPERTY. Subject Property hereinafter refers to the entire parcel heretofore described.

     For the purposes of this agreement the term "gross acres" shall include any portion of Subject Property titled in Owners' name but subject to road use or right of way.

     2. PURCHASE TERMS AND CONDITIONS. The Optionee shall have the right and option to acquire all portions of the Subject Property upon the terms and conditions hereinafter set forth:

          a. Minimum Parcel Requirements. The right and option to acquire the Subject Property requires the Optionee to purchase the parcel.

          b. Initial Option Period and Price. This initial option shall continue for a period of time extending from the execution of this agreement to and including December 31, 2005. During said period, Optionee shall have the right to purchase Subject Property, at $8,000.00 per gross acre, for a total purchase price of actual surveyed acres, or portions of acres, times eight thousand dollars. If said option to purchase is exercised, the $1,000 option fee shall be applied to the purchase price. If said option is not exercised within the initial option period, and no extension is requested, said option fee shall be retained by the Owners.

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          c.   Right to Extend Option. The Optionee shall have the right and option to extend the initial option for up to two (2) additional ninety (90) day terms. Said extension request shall be in writing and submitted to Owners no later than seven (7) days prior to the expiration of the option in place. If the right to extend the option is exercised, the option fee shall be retained by the Owners, and the same shall not be applied toward the purchase price."

          d. Possession. If the Optionee timely performs all obligations in connection with the exercise of any option pursuant to this agreement, possession of the real estate shall be delivered to the Optionee within 60 days following notice of exercise of option by Optionee.

          e. Real Estate Taxes. If Optionee exercises its option to purchase Subject Property, then the Owners shall pay all real estate taxes accrued prior to date of possession by the Optionee and any unpaid real estate taxes payable in prior years. The Optionee shall pay all subsequent real estate taxes. Any proration of real estate taxes shall be based upon the prior year's taxes."

          f. Special Assessments. The Owners shall pay all installments of special assessments which are a lien on the real estate and, if not paid, would become delinquent during the calendar year that the option is exercised, and all prior installments thereof. All other special assessments shall be paid by the Optionee.

          g. Title Insurance. Within thirty days after Optionee has exercised its option to purchase the subject property, Owners shall deliver to Optionee, for purposes of examination, a title insurance commitment reflecting marketable title of record in the Owners, subject to patent reservations, outstanding mineral interests, easements of record of use, and public roads. Optionee shall have ten days thereafter in which to examine the title Insurance commitment and certify in writing to Owners any defects deemed to impair marketability of title. Owners shall thereafter place title in a marketable condition, subject to the exceptions aforesaid, with reasonable dispatch, with the parties cooperating to complete the curative title work and the approval thereof at the earliest possible date. Title standards approved by the Nebraska State Bar Association to the date of examination of title shall serve as a guide to the marketability of title. Optionee shall pay the entire cost of the title insurance, or title commitment even if the option is never exercised.

          h. Deed. Upon payment of the purchase price, Owners shall convey the real estate to the Optionee, by Warranty Deed, free and clear of all liens and encumbrances but subject to patent reservations, outstanding mineral interests, easements or restrictions of record or of use, and public roads.

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          i.   Joint Tenancy. It is understood and agreed that in the event
               Owners hold title to said property as joint tenants, they are contracting as joint tenants in their acceptance of this agreement or option to purchase.

          j. Method of Exercise of Option. Exercise of the option to purchase the Subject Property shall be made by the Optionee delivering to the Owners at the address to which notices are to be sent, a written notice of exercise of the option as provided herein. Written notice shall be given in compliance with paragraph 10 below.

          k. Notice of Exercise of Option. The written notice of exercise of the option to acquire the Subject Property shall be made in the manner described herein but shall only be effective if given on or before the end of the last day of the last exercised option.

          l. Reimbursement for Loss of Use Income. Because it is the intent of the Optionee to exercise this option and take possession prior to fall 2005, and because such parcel of land is farmland generally cash rented by Owner, the parties hereby agree that Optionee shall make a cash payment in lieu of cash rent for the 2005 crop year in the amount of $1,500 due Owner on or before March 1, 2005; and, in lieu of said cash payment Owner hereby agrees that no crops will be planted or grown on said parcel during 2005. Should Optionee exercise its right of extension past March 1, 2006, Optionee shall pay Owner the same $1,500.00 cash payment on or before March 15, 2006 in lieu of cash rent for 2006, and Owner agrees that no crops will be planted during the 2006 year.

          m. Opportunity for Like-Kind Exchange. If, within 30 days from when the Optionee serves notice to the Owners of its intent to exercise its purchase option, the Owners find a third party willing to enter into a multiparty like-kind exchange agreement; the Optionee agrees to fully cooperate and enter into such agreement for the purpose of effecting a multiparty like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, whereby the third party will sell like-kind real estate to the Optionee and execute a Warranty Deed in favor of the Owners; concurrently the Owners will convey their interest in Subject Property to the Optionee; concurrently the Optionee shall pay the third-party the lesser of the agreed upon value of the Subject Property and the agreed upon value of the acquisition property; concurrently the difference between the agreed upon value of the Subject Property and the agreed upon value of the exchange property shall be paid to the Owners by the Optionee, or to the third-party by the Owners, as circumstances dictate.

               In the event the Owners fail to find a third party willing to enter into a multiparty like-kind exchange agreement within 30 days of the Optionee's notice, but give notice to the Optionee of their intent to effect a deferred like-

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               kind exchange pursuant to Section 1031 of the IRC of 1986, as amended, after such period, the Optionee agrees to deposit the purchase price of the Subject Property in an escrow or other account pursuant to terms enabling the Owners to effect such an exchange. In the event that Owners have not designated the property to be acquired by Section 1031 of the Internal Revenue Code, as amended, to effect like-kind exchange treatment, then the Optionee shall direct the closing agent to pay the balance of the purchase price to the Owners.

               In the event that the Owners have designated the property to be acquired by them within the identification period as required by
               Section 1031 of the Internal Revenue Code, as amended, to effect like-kind exchange treatment, then the Optionee shall direct the escrow agent to pay the third party the amount necessary to effect such an exchange and the balance, if any, of the escrow account to the Owners.

     3. CLOSING DATE AND COSTS. If Optionee exercises his option to purchase Subject Property, the Owners and Optionee shall appear at a mutually convenient location and close on said purchase within sixty days of the exercise option. The Owners shall pay such costs necessary to meet Owners obligations under this agreement, including the state documentary stamps required for the recording of the deed of conveyance. Optionee shall pay such other costs necessary to complete this transaction including the costs of the survey and title insurance.

     4. SUBSURFACE DRAINAGE. Optionee acknowledges its understanding that the Subject Property may contain certain drainage lines providing surface and subsurface water drainage from other real property. Optionee agrees to preserve such subsurface drainage or to provide suitable alternative surface or subsurface drainage at Optionee's cost on any property purchased pursuant to the terms of this agreement.

     5. LICENSE TO OPTIONEE TO ENTER PROPERTY. The Owners hereby grant the Optionee a nonexclusive license to enter the Subject Property from time to time during the option period for the sole and exclusive purpose of allowing the Optionee to perform boundary and topographic survey work, and conduct soil, engineering, and other tests on such land. The Optionee agrees to indemnify and hold the Owners harmless from any and all damage caused by the Optionee or its agents on the land or crops thereon. After performing its test and engineering work, the Optionee shall restore the land to substantially the same condition as existed prior to the Optionee's conduct thereon, and shall be liable to the Owners for any damage remaining on the land, or crops or fixtures thereon. Such license to go on the Subject Property shall be limited to the purpose of performing such survey work and soil tests, engineering and other tests by the Optionee, and such license shall automatically terminate and be of no further force and effect after the expiration of the term of this option agreement.

     6. RIGHT OF ASSIGNMENT. The Optionee shall have the full and unrestricted right to assign its interest in this agreement or any other interest hereunder at any time. Optionee agrees that in the event of an assignment, the Optionee shall assume responsibility for all of the rights, obligations and duties contained herein which shall survive any such assignment.

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     7. TIME IS OF THE ESSENCE. Time is of the essence of each and every term and provision of this agreement

     8. REMEDIES. Each party will have available to them such remedies as exist under Nebraska law.

     9. NOTICES. Any notice to either party that may be required hereunder or which either party is permitted or may desire to give to the other party must be in writing and may be given by personal delivery or by mailing the same by registered or certified mail, return receipt requested, to the party to whom the notice is directed at the address of such party as hereinafter set forth or such other address as the parties may hereinafter designate:

               Owners:     John R. Ryan
                           1379 Moody Road
                           Jackson, NE 68743

               Optionee:   ATTN: Tom Lynch, President
                           Siouxland Ethanol, LLC
                           P.O. Box 146
                           Jackson, NE 68743

     Any notice given by mail shall be deemed given on the day after that on which the same is deposited in the United States mail, properly addressed with postage fully prepaid, if mailed in Jackson, NE, or on the 2nd day after mailing if mailed elsewhere.

     IN WITNESS THEREOF, this Agreement has been executed at Jackson, NE, Dakota County, State of NEBRASKA, by the parties as of the day and year first above written.


By: /s/ John R. Ryan
    ---------------------------------   ----------------------------------------
    Owner: John R. Ryan                 Owner


Siouxland Ethanol, LLC


By: /s/ Thomas Lynch                    Its: President
    ---------------------------------   Title
    Thomas Lynch

STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF DAKOTA    )

     On this 7th day of JANUARY, 2005, before me, the undersigned, a Notary Public, personally appeared JOHN R. RYAN, Owner, who executed the foregoing instrument, and acknowledged the execution of the foregoing Option to Purchase Real Estate.

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     [Seal]                             /s/ John F. Kingsbury
                                        ----------------------------------------
                                        Notary Public

STATE OF NEBRASKA   )
                    ) ss.
COUNTY OF DAKOTA    )

     On this 7th day of JANUARY, 2005, before me, the undersigned, a Notary Public, personally appeared THOMAS LYNCH, President of Siouxland Ethanol, LLC, Optionee, who executed the foregoing instrument, and acknowledge the execution of the foregoing Option to Purchase Real Estate.


     [Seal]                             /s/ John F. Kingsbury
                                        ----------------------------------------
                                        Notary Public

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                          [Aerial photo attached here.]